EXHIBIT 99.3


                                          November 11, 2002


Mr. John K. Coors
Keystone Financing LLC
MS VR900
P.O. Box 4030
Golden, CO 80401-0030

Dear John:

      This letter is to confirm that WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), subject to all terms and conditions contained herein, has agreed to make the credit described below available to Keystone Financing LLC ("Borrower"):

      An advancing term loan under which Bank will make advances to Borrower from time to time up to and including the end of six months after loan closing, not to exceed the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) ("Loan"), the proceeds of which shall be used to provide short and long term financing to conduct a tender offer for outstanding shares of CoorsTek, Inc., and which shall be converted on such date to a term loan, as described more fully below.

LOAN:

      LIMITATION ON BORROWINGS. Notwithstanding any other provision of this letter, the aggregate amount of all outstanding borrowings under the Loan shall not at any time exceed a maximum of Two Hundred Million Dollars.

      BORROWING AND REPAYMENT. Borrower may from time to time during the first six months after the closing of the Loan borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed; provided, further however, that the total outstanding borrowings under the Term Commitment shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

      At the end of six months from the closing of the Loan, Borrower shall no longer have the right to borrow and the outstanding principal balance of the Loan shall be due and payable in full; provided, however, that so long as Borrower is in compliance on said date with all terms and conditions of all documents relating to the Loan, including no adverse change relating to Borrower or Collateral and no default, the Loan will convert to a term note in the amount of the lesser of (a) the amount of advances made as of such date, or (b) $140,000,000. The principal amount outstanding under the Loan in excess of $140,000,000 shall be due and payable on such date. Upon such conversion, the principal amount converted shall be due and payable sixty months from the conversion date.

      During the term of the Loan, interest shall be payable on a quarterly basis.

      PREPAYMENT. All prepayments of principal on any advance under the Loan Limit prior to the end of the applicable LIBOR tranche shall be subject to Bank's standard fixed rate prepayment fee in effect at the time the promissory note evidencing such advance is signed. All prepayments shall be applied on the most remote principal installment or installments then unpaid.


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Mr. John K. Coors
November 11, 2002
Page 2

COLLATERAL:

      As security for all indebtedness of Borrower to Bank Borrower shall grant to Bank on or prior to closing perfected security interests of first priority in Adolph Coors Company (NYSE: RKY) Class B shares with a market value of at least $500,000,000 (the "Collateral") to be held in a custody account with Wells Fargo Bank during the term of the Loan. The initial number of shares comprising the Collateral shall be maintained with Bank as collateral throughout the term of the Loan. The Collateral shall be free of any restrictive legend and Bank shall be provided with all necessary documents and consents to allow Bank to exercise all available remedies against the Collateral if necessary.

      In addition, the outstanding principal amount of the Loan shall not at any time exceed fifty percent (50%) of the value of the Collateral. In the event the value of the Collateral, for any reason and at any time, is less than the required amount, Borrower shall, within ten (10) business days, make a principal reduction on the loan or provide additional collateral of a nature satisfactory to Bank, in either case in amounts or with values sufficient to achieve the required value.

      All dividends from the Collateral shall be deposited into a restricted account with Bank, pursuant to which Bank will be authorized to withdraw funds sufficient to make all payments of debt service on the loan. Dividends not needed for the payment of debt service of the Loan shall be returned to the Borrower.

      Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

INTEREST/FEES:

      INTEREST. The outstanding principal balance of the Loan shall bear interest as follows:

      Prior to conversion: At a fixed rate per annum determined by Bank to be eight-tenths of one percent (0.80%) above LIBOR calculated for a one month term.

      After conversion: At a fixed rate per annum determined by Bank to be eight-tenths of one percent (0.80%) above LIBOR calculated for a one, three or six month term as chosen by the Borrower.

      The calculation of the LIBOR interest rate shall be in accordance with Bank's standard terms and conditions.

      COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed, and shall be payable at the times and place set forth in any promissory note or other instrument or document executed by Borrower to evidence any extension of credit by Bank.

      COMMITMENT FEE. Borrower shall pay to Bank a non-refundable commitment fee for the Loan equal to one half of one percent (0.50%) of the amount converted, which fee shall be due and payable in full on the date of conversion.


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Mr. John K. Coors
November 11, 2002
Page 3

      CUSTODIAL FEE. Borrower shall pay a fee of 0.03% per annum based on the market value of securities held in custody, such fee to be due and payable each quarter.

      COMPENSATING BALANCES. Borrower shall maintain with Bank average free collected deposit balances ("Compensating Balances"), calculated on a quarterly basis, equal to Twenty Five Million Dollars ($25,000,000.00). To the extent such Compensating Balances are not maintained, Borrower shall pay to Bank a fee or adjust the interest rate on the Loan in an amount to be determined by Bank based on the prevailing market conditions at the time of such deficiency and in proportion to the amount of the balance deficiency.

CONDITIONS PRECEDENT:

      Prior to Bank's extension to Borrower of any credit contemplated by this letter, all of the following shall have occurred:

      LOAN DOCUMENTS. Borrower shall have executed, or caused to be executed by any other party required hereby, and delivered to Bank, any and all promissory notes, contracts, instruments and other documents, including without limitation a comprehensive loan agreement, required by Bank to evidence Bank's extension of extension of credit pursuant to the terms and conditions of this letter, all of which shall be in form and substance satisfactory to Bank and shall include, in addition to the terms and conditions of this letter, such representations, warranties, conditions, covenants, events of default and other provisions as Bank deems appropriate.

      FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

      EXERCISE OF REMEDIES. Borrower shall furnish to Bank all documents necessary to enable bank to comply with all applicable securities laws in connection with any sale by Bank of the Collateral. Such documents shall include, but not be limited to, all documents necessary to enable Bank to sell the Collateral in compliance with SEC Rule 144.

      At closing, Borrower shall furnish to Bank an initial calculation of the volume, timing and other limitations imposed by applicable securities laws, including Rule 144, on the Bank's ability to liquidate the Collateral.

      COMPLIANCE WITH LAWS. Borrower shall provide evidence satisfactory to Bank in its sole discretion, concerning compliance with all applicable laws, including but not limited to, securities and fraudulent transfer and conveyance laws.

      Such evidence shall include, but not be limited to the following:

      o Legal opinion in a form acceptable to Wells Fargo provided by legal counsel for the Coors Family Trusts (the "Trusts") addressing, among other things:
         o the authority of the Trusts to consummate the proposed transaction and to form Borrower
         o  the Trusts' authority to transfer unencumbered assets into Borrower


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Mr. John K. Coors
November 11, 2002
Page 4

         o the existence and nature, if any, of potential claims against the Trusts' assets transferred to Borrower
      o Legal opinion in a form acceptable to Wells Fargo provided by legal counsel for Borrower addressing, among other things, enforceability of loan documents and Borrower's ability to pledge the Collateral.
      o Legal opinion in a form acceptable to Wells Fargo provided by chief counsel of the Adolph Coors Company regarding any restrictions on Wells Fargo's ability to liquidate the Collateral, including, but not limited to confirmation of Bank's ability to sell Collateral pursuant to an exemption from Registration granted by SEC Rule 144.

COVENANTS:

      The loan agreement required by Bank shall include such covenants as Bank may require, which may include, without limitation, (a) covenants obligating Borrower, and any other party as required by Bank, to: provide financial statements; preserve and maintain its facilities; maintain insurance; pay taxes and other indebtedness when due; notify Bank of litigation; and maintain Borrower's financial condition at levels and in accordance with standards acceptable to Bank; and (b) covenants restricting the ability of Borrower, or any other party, to: invest in fixed assets; incur lease obligations; borrow from others; create or permit liens on assets; merge; change the nature of Borrower's business; sell a substantial part of Borrower's assets; make loans or investments; pay dividends or redeem stock; or guaranty debts of others.

      Without limiting the covenants which Bank may require in the loan agreement with Borrower, Bank has determined that such document will include Borrower's agreement:

      FINANCIAL STATEMENTS. To provide to Bank all of the following, in form and detail satisfactory to Bank:

      (a) not later than ninety (90) days after and as of the end of each fiscal year, a financial statement of Borrower, prepared by a firm of certified public accountants acceptable to Bank, to include balance sheet, income statement, statement of cash flow and application of funds statement, and within ten (10) days after filing, but in no event later than each April 15, unless Borrower has provided bank with evidence of the granting of an extension for such filing, copies of Borrower's filed federal income tax returns for such year;

      (b) contemporaneously with each annual financial statement of Borrower, a certificate of a manager of Borrower that said financial statements are accurate and that there exists no default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute a default;

      (c) from time to time such other information as Bank shall reasonably request.

      LITIGATION. To promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $1,000,000.00.

      OTHER INDEBTEDNESS. Not to create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) indebtedness of Borrower to any member or members of Borrower in an aggregate amount not to exceed $50,000,000 incurred in connection with the conversion of the Loan,


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Mr. John K. Coors
November 11, 2002
Page 5

which indebtedness shall be completely subordinated in right of repayment to the Loan, and (c) any other existing liabilities disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower.

      MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Not to merge into or consolidate with any other entity; nor to make any substantial change in the nature of Borrower's business as presently conducted; nor to acquire all or substantially all of the assets of any other entity; nor to sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

      GUARANTIES. Not to guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor to pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

      LOANS, ADVANCES, INVESTMENTS. Not to make any loans or advances to or investments in any person or entity, except any of the foregoing disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower, and additional loans or advances to Keystone Acquisition Corp. in amounts not to exceed an aggregate of $200,000,000.00 outstanding at any one time.

      PLEDGE OF ASSETS. Not to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is disclosed by Borrower to, and deemed acceptable by, Bank prior to Bank's extension of any credit to Borrower.

ADDITIONAL TERMS AND PROVISIONS:

      Whether or not any credit is extended to Borrower or a loan agreement or any other documents are agreed to and executed, Borrower shall be liable for and shall pay to Bank, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with the negotiation and/or preparation of this letter, any such loan agreement, and any other contracts, instruments and documents required hereunder or thereunder.

      This letter shall be governed by and construed in accordance with the laws of the State of Colorado. Upon the demand of any party, any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, arising under or in any way pertaining to this letter or any extensions of credit or other activities, transactions or obligations of any kind related hereto, shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules and the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision herein. Bank's current standard provision governing arbitration of disputes is deemed incorporated herein as though set forth in full and shall be included in full in the loan agreement and/or other contracts, instruments and documents required hereby. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration.


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Mr. John K. Coors
November 11, 2002
Page 6

      The commitment set forth herein is personal to Borrower and may not be transferred or assigned without the prior written consent of Bank. Neither this letter, nor any portions hereof, may be disclosed or exhibited to any person or entity without the prior written consent of Bank.

      Bank reserves the right to terminate this commitment at any time prior to receipt by Bank of a copy of this letter executed below by Borrower.

     Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Unless accepted or terminated, this commitment shall expire on December 8, 2002. If the loan documentation required by Bank hereunder is not completed and the credit contemplated hereunder has not been extended by Bank to Borrower for any reason by January 7, 2003, then this commitment shall expire on said date.

                                       Sincerely,

                                       WELLS FARGO BANK,
                                         NATIONAL ASSOCIATION


                                       /s/ LIZ O'CONNOR

                                       By: Liz O'Connor
                                       Title: Vice President


Acknowledged and accepted as of November 11, 2002:
                                -----------------

KEYSTONE FINANCING LLC

By: /s/ WILLIAM K. COORS
   ----------------------------
Title: Manager


By: /s/ JEFFREY H. COORS
   ----------------------------
Title: Manager